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GTI CORPORATION

                                                         Contact: Bruce Myers
                                                          Vice President and CFO
FOR IMMEDIATE RELEASE                                    Lori Squier
                                                          Investor Relations
                                                          (619) 537-2500
August 14, 1998


             GTI CORPORATION ANNOUNCEMENT REGARDING PROPOSED MERGER


         GTI Corporation (NASDAQ:GGTI) announced today that it has been informed by Technitrol, Inc. (NYSE:TNL) that Technitrol believes that there has been a breach of certain of GTI's representations and warranties in the Agreement and Plan of Merger ("Merger Agreement"), entered into on May 26, 1998, providing for GTI to become a wholly owned subsidiary of a Technitrol subsidiary in an all-cash merger. Technitrol has advised GTI that it believes that if such breach has occurred, it would be entitled to terminate the Merger Agreement prior to its November 30 termination date. GTI is investigating the factual claims made by Technitrol to determine whether a breach of the Merger Agreement has occurred and, if so, Technitrol's rights with respect thereto. Based upon a preliminary review of Technitrol's claims by GTI management, GTI believes that substantial questions exist as to whether a breach of the Merger Agreement has occurred and that, if any such breach has occurred, whether Technitrol has a right to terminate the Merger Agreement or to fail to close. GTI's investigations in this regard are ongoing, and thus there can be no assurances as to the outcome of the claims made by Technitrol.

Through Valor Electronics, Inc., GTI Corporation is a multinational manufacturer and leading supplier of magnetics-based components for signal processing and power transfer functions primarily in networking and also in telecommunications and broadband products.


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The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K/A and other publicly available information regarding the Company, copies of which are available from the Company upon request. This publicly available information sets forth certain risks and uncertainties related to the Company's business and such statements. Such risks and uncertainties include, but are not limited to, possible declines in market growth rates, dependence on key customers, possible failure of product development activities, the development of alternative technologies by competitors of the company or its customers, price pressures and other competitive factors, and volatility in the market for the company's products.




    9715 Business Park Avenue  o  San Diego CA 92131-1642  o  (619) 537-2500